EXHIBIT 99.1

Photo Release -- Citizens South Bank Names Chief Risk Officer

Veteran Banker Tapped for Newly Created Position

GASTONIA, N.C. , Feb. 16, 2010 (GLOBE NEWSWIRE) -- Citizens South Bank (Nasdaq:CSBC) has named Kenneth A. Icenhour, a 28-year banking veteran, as executive vice president and chief risk officer. In the newly-created position, Icenhour will have overall responsibility for the bank's credit and risk management policies while also helping to evaluate potential acquisitions with assistance from the Federal Deposit Insurance Corporation.

A photo accompanying this release is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7100

Icenhour joins Citizens South from SunTrust Bank in Nashville, TN, where he had been serving as senior vice president and credit risk manager. Throughout his career, Icenhour has held senior level credit and risk management positions in the southeastern operations of some of the nation's leading commercial banks.

"Ken is a proven leader and will add depth and experience to our already formidable credit team," said Kim S. Price, President and CEO of Citizens South. "In addition to providing valuable leadership in shaping and managing credit policy, Ken will help to position our company to capitalize on potential acquisitions resulting from FDIC actions related to troubled banking companies."

In his new position, Icenhour will report to Price, while Michael R. Maguire, chief credit officer for Citizens South, will continue in his current position, focusing on loan underwriting and reporting to Icenhour.

Prior to his banking career, Icenhour served on active duty with the U.S. Marine Corps primarily as a fighter pilot, but also as an air group's maintenance quality assurance officer and as an administrative and logistical officer of a fighter squadron. Icenhour continued in the USMC Reserve until 2004, achieving the rank of colonel. During his military service he received several medals and commendations, including the Meritorious Service Medal. He earned a Bachelor of Arts and a Master of Business Administration degree from the University of North Carolina at Chapel Hill.

About Citizens South Banking Corporation

Citizens South is the holding company for Citizens South Bank, which is headquartered in Gastonia, NC. At December 31, 2009, Citizens South had approximately $791.5 million in assets with 16 full-service offices in the Charlotte region, including Gaston, Iredell, Rowan, Mecklenburg, and Union counties in North Carolina, and York County, South Carolina. For more information, visit www.citizenssouth.com.

The Citizens South Banking Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7099

CONTACT:  Wrayward
          Dana Haydock
            704-926-1301
            dhaydock@wrayward.com
          Mark Brock
            704-926-1305
            mbrock@wrayward.com